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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of November 27, 1997, is between Liberty Group Operating, Inc., a Delaware corporation (the "Company"), Kenneth L. Serota ("Executive"), and Liberty Group Publishing, Inc., a Delaware corporation ("Parent").

                                    RECITALS

      A. The Company will engage in the business of acquiring and publishing community newspapers.

      B. The Company desires to employ Executive as its President and Chief Executive Officer on the terms set forth in this Agreement.

      C.    Executive desires to be so employed by Company.

      D. Parent controls the Company and will receive substantial benefit from this Agreement.

                                   AGREEMENTS

      In consideration of the foregoing recitals and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

      1.    Employment.

            1.1 Term. Subject to the terms hereof, the Company agrees to employ Executive as its President and Chief Executive Officer, and Executive agrees to accept such employment, for the period beginning on January 1, 1998 (the "Commencement Date") and ending on the third anniversary of the Commencement Date subject to extension as hereinafter provided or earlier termination pursuant to Section 3 hereof (the "Term"). After the expiration of the initial three year term, the Term shall be automatically extended or re-extended on each anniversary of the Commencement Date, commencing on January 1, 2001, for successive one-year periods, subject to earlier termination pursuant to Section 3 hereof, unless the Company or Executive delivers to the other party a notice specifying such party's intent not to extend or re-extend the Term for an additional one-year period, at least 90 days prior to the end of the then current Term. During the Term, Executive also shall be President and Chief Executive Officer of Parent and each subsidiary of the Company.

            1.2 Duties. During the Term, Executive shall perform such duties and functions as are customarily performed by the chief executive officer of a company the size and


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nature of the Company, including the duties and functions consistent with the positions of President and Chief Executive Officer as are from time to time assigned to him by the Board of Directors of the Company (the "Board").

            1.3 Place of Performance. Executive shall perform his services hereunder at the principal executive office of the Company which shall be located in Chicago's central business district or the northern suburbs of Chicago.

            1.4 Time to be Devoted to Employment. Except as otherwise specified herein and except for illness or injury and reasonable vacation periods, Executive shall devote his full business time and efforts to his duties and responsibilities hereunder. During the Term, Executive shall not, without the prior written consent of the Company, accept other employment or render or perform other services for compensation, except that Executive may serve on the board of directors, and committees thereof, of companies other than the Company and its subsidiaries, provided that such service does not materially interfere with the performance by Executive of his duties and responsibilities hereunder and provided that the Board consents to such service, which consent shall not be unreasonably withheld. In addition, Executive's expenditure of reasonable amounts of time on personal matters and charitable activities shall not be deemed a breach of this Agreement, provided the same do not materially interfere with the performance by Executive of his duties and responsibilities hereunder.

            1.5 Vacations. Executive shall be entitled to such paid vacation time as the Company customarily provides from time to time to its similarly situated senior executives, to be taken in accordance with the then-current employment policy of the Company regarding vacation time. Executive shall also be entitled to all paid holidays given by the Company to its similarly situated employees.

      2.    Compensation.

            2.1 Base Salary. As compensation for services rendered hereunder, Executive shall receive an annual salary of not less than (i) $350,000 for the period beginning on the Commencement Date and ending on the first anniversary thereof, (ii) $375,000 for the period beginning on the first anniversary of the Commencement Date and ending on the second anniversary thereof, and (iii) $400,000 for the period beginning on the second anniversary of the Commencement Date until the end of the Term, to be paid in accordance with the Company's customary payroll practices but in no event less frequently than monthly. Subject to the foregoing, such salary shall be reviewed by the Board no less frequently than annually. Any increase in salary granted by the Board shall in no way limit or reduce any other obligation of the Company hereunder.

            2.2 Annual Bonuses. (a) In addition to the salary payable pursuant to Section 2.1, the Company shall pay to Executive an annual bonus, payable as soon as reasonably practicable after the completion of the audit for each fiscal year of the Company ("Fiscal Year") ending during the Term, but in any event within 30 days after completion of such audit, which


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audit shall be completed within 90 days of the end of each such Fiscal Year. The annual bonus shall be based on realistic performance standards agreeable to the Company and Executive, including standards based on revenue growth, EBITDA growth, completion of reasonably acceptable acquisitions and growth of acquired properties. For each Fiscal Year during the Term (other than the Fiscal Year ending December 31, 1998), such performance standards shall be approved by the Board within 30 days after the first day of such Fiscal Year. The performance standards for the Fiscal Year ending on December 31, 1998 shall be determined and approved by the Board prior to March 31, 1998.

                  (b) Subject to attaining the performance standards established pursuant to Section 2.l(a), (i) the bonus for the Fiscal Year ending on December 31, 1998 shall equal at least $100,000, (ii) the bonus for the Fiscal Year ending on December 31, 1999 shall equal at least $125,000 and
(iii) the bonus for the Fiscal Year ending on December 31, 2000 and each Fiscal Year thereafter during the Term shall equal at least $150,000.

                  (c) With respect to any Fiscal Year, the annual bonus determined to be earned for such Fiscal Year shall be deemed to have been earned on the last day of such Fiscal Year.

            2.3 Welfare and Pension Payments. Executive shall be eligible to participate in the various benefit plans maintained from time to time by the Company for its employees, including, but not limited to, group life, disability, dental and health insurance coverage, retirement, deferred compensation, profit sharing, and other plans in accordance with the terms of such plans as from time to time in effect and applicable to employees of the Company. Nothing in this Section 2.3, however, shall require the Company to maintain any benefit plans or provide any type or level of benefits to its employees, including Executive.

            2.4 Other Benefits. Executive will receive payment for all business-related organizational or association memberships, in accordance with the Company's current practices.

            2.5 Company Loan. On or prior to January 31, 1998, the Company shall loan Executive on a full recourse basis the principal amount of $250,000. Executive intends to use all or a portion of the proceeds of the loan for investment purposes. The Company shall forgive an equal principal amount of the loan pro rata on a daily basis during the initial three year Term (i.e., a principal amount equal to $230 per day will be forgiven). The Company shall forgive the entire principal amount of the loan simultaneously with the termination of the Executive's employment by the Company without Cause (as defined in Section 3.2), the termination of Executive's employment by the Executive for Good Reason (as defined in Section 3.4), the death of the Executive, the Disability (as defined in Section 3.5) of the Executive or upon the consummation of an initial public offering of securities of Parent or the Company. If the Company terminates Executive's employment for Cause or Executive terminates his employment without Good Reason, the unforgiven principal amount of the loan on the date of such termination shall become due and payable by Executive one year after the date of such termination of employment. The loan described in this Section 2.5 shall be evidenced by a promissory note setting forth additional terms and conditions agreed to by the parties.


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            2.6   Expenses. The Company shall reimburse Executive promptly for all reasonable travel and other business expenses incurred by him in connection with his duties hereunder. The Company shall also pay Executive an automobile allowance of $500 per month during the Term, payable monthly in arrears. From the Commencement Date through the consummation of the transactions contemplated by the Equity Purchase Agreement (as hereinafter defined), the Company will also reimburse Executive for the additional costs incurred by Executive to maintain any health insurance benefits that Executive currently receives from his present employer.

            2.7 Withholding. All taxable compensation payable to Executive pursuant to this Section 2 or otherwise under this Agreement shall be subject to customary withholding taxes and such other employment taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by a corporation to an employee.

      3.    Termination.

            3.1 End of Term or Earlier Death. Unless Executive's employment has terminated sooner, such employment shall terminate at the end of the Term or, if Executive dies prior thereto, on the date of Executive's death.

            3.2 Termination by the Company for Cause. The Company may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean Executive's conviction of, guilty plea concerning or confession of, fraud, theft, embezzlement or any felony. In order to terminate Executive's employment hereunder for Cause, the Company must notify Executive of such decision in writing, specifying the Cause and the Date of Termination (as hereinafter defined).

            3.3 Termination by the Company without Cause. The Company may terminate Executive's employment hereunder at any time without Cause upon notice to Executive specifying the Date of Termination.

            3.4 Termination by Executive for Good Reason. Executive shall be entitled to terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without the prior written consent of Executive:

                  (a) the relocation of the Company's principal executive office anywhere outside Chicago's central business district or the northern suburbs of Chicago, unless Executive agrees to such relocation, in which case, the relocation of the Company's principal executive office to an unagreed location, or Executive being required to be based anywhere other than the Company's principal executive office;


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                  (b)   the requirement that Executive report to any officer,
      consultant or committee or a Board that is not controlled, directly or indirectly, by Leonard Green and Partners, L.P. ("LGP"; and such Board being referred to as the "LGP Board"), other than a formal committee of the LGP Board, it being the intent of the parties that Executive shall never be required to report to anyone other than the LGP Board or a formal committee thereof;

                  (c) a redelegation of any material duties of Executive to other officers, employees, consultants or committees;

                  (d) the assignment of duties to Executive which are inconsistent with those of a chief executive officer or president of a company the size and nature of the Company;

                  (e) a material breach of the Company's or Parent's obligations under this Agreement; or

                  (f)   a Change of Control (as hereinafter defined).

For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if at any time after the date hereof:

                  (A) the Company sells or otherwise disposes of all or substantially all of its assets, except for a sale or disposition to Executive or an entity controlled, directly or indirectly, by Executive; or

                  (B) Green (as hereinafter defined) no longer owns 50 % or more of the voting shares of stock of Parent or Parent no longer owns, directly or indirectly, at least 95% of the voting securities of the Company, other than as a result of a public offering of the securities of Parent registered under the Securities Act of 1933, as amended, or an acquisition by Executive or an entity controlled, directly or indirectly, by Executive.

In order to terminate his employment hereunder for Good Reason, Executive shall give the Company written notice thereof, specifying such Good Reason and the Date of Termination, which shall be not less than ten days from the date of such notice, the Company shall have such ten days to eliminate the basis of such Good Reason to the reasonable satisfaction of Executive.

            3.5 Termination for Disability. The Company may terminate Executive's employment for Disability. For purposes of this Agreement, "Disability" shall mean Executive's inability, due to physical or mental illness or accident or injury, to perform his duties hereunder on a full-time basis for 90 or more business days within five consecutive months and thereafter Executive shall not (a) within ten days after a written notice of intention to terminate is received by Executive, have returned to the full-time performance of his duties and (b) have continued during the following two months to perform his duties full-time without absences due to physical


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or mental disability aggregating more than ten business days, If the Company elects to terminate Executive's employment for Disability, it shall give written notice thereof to Executive specifying the Date of Termination.

            3.6 Notice and Date of Termination. Any termination by the Company or Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7.4. As used herein, the term "Date of Termination" shall mean the date specified in the Notice of Termination (which, except for termination for Cause or termination for Good Reason, shall be not less than 30 days from the date such Notice of Termination is given).

      4.    Payments Upon or After Termination.

            4.1 Accrued Compensation. Upon termination of Executive's employment with the Company for any reason, Executive shall be entitled to receive the compensation earned and unpaid as of the Date of Termination. The Company shall continue to provide Executive with all profit sharing, pension, life, disability, accident, health insurance, and other employee benefit and fringe benefit plans and programs through the Date of Termination in accordance with the terms and provisions of such plans and programs in effect at the time of that Notice of Termination is given. Except as otherwise provided in this
Section 4, the Executive shall not be entitled to any portion of his annual bonus which has not been earned as of the Date of Termination.

            4.2 Termination for Cause. Other than the Company's obligations under Section 4. 1, if Executive's employment with the Company is terminated by the Company for Cause, the Company shall have no further obligations to Executive under this Agreement.

            4.3 Termination by Company Without Cause or Termination by Executive for Good Reason. In addition to the Company's obligations under
Section 4. 1, if (a) Executive's employment is terminated by the Company without Cause or (b) Executive's employment is terminated by Executive for Good Reason in accordance with the provisions of Section 3.4, the Company shall pay Executive, within 30 days of the Date of Termination, an amount equal to the greater of (i) the aggregate amount of the base salary to be paid under this Agreement for the balance of the Term and (ii) one year's base salary at the Executive's then current annual salary. In addition, the Company shall pay to Executive the portion of his annual bonus (his "Pro Rata Bonus") equal to the amount of the bonus he would have earned had he remained employed through the last day of the Fiscal Year in which such termination occurs (based on actual performance results for such Fiscal Year) multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company during such Fiscal Year and the denominator of which is 365. His Pro Rata Bonus shall be paid after the end of the Fiscal Year in which such termination occurs in the same manner as if Executive had been employed for the full Fiscal Year.


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            4.4   Termination for Disability or Death. During any period that
Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness or accident or injury, Executive shall continue to receive his full salary at the annual rate in effect at the commencement of such period and all other benefits and all other compensation pursuant to this Agreement until his employment is terminated pursuant to Section 3.5. In addition, in the event Executive's employment is terminated as a result of Disability or death, the Company shall pay to Executive his Pro Rata Bonus, which shall be paid after the end of the Fiscal Year in which such termination occurs in the same manner as if Executive had been employed for the full Fiscal Year.

            4.5 Other Termination by Executive. If Executive shall terminate his employment hereunder for any reason other than Good Reason, other than the Company's obligations under Section 4.1, the Company shall have no further obligations to Executive under this Agreement.

            4.6 Disclaimer of Mitigation Duty. Executive shall not be required to mitigate the amount of any payment provided for or referred to in this
Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for or referred to in this Section 4 be reduced by any compensation earned by Executive as a result of other employment, by retirement benefits, by offset against any amount claimed to be owed to Company or otherwise.

            4.7 Other Benefits. In addition to all other amounts payable to Executive under this Section 4, Executive shall be entitled to receive all benefits payable to Executive under any plans or agreements relating to retirement or other benefits in accordance with the terms and provisions thereof.

            4.8 Golden Parachute Provision. In the event that in the opinion of tax counsel selected and compensated by Executive ("Executive's Tax Counsel"), a payment or benefit received or to be received by Executive following his termination (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any person affiliated with the Company) (collectively, with the payments provided for in the foregoing provisions of this Section 4, the "Post Termination Payments") would be subject to excise tax (in whole or part) as a result of section 28OG of the Code, and (b) as a result of such excise tax, the net amount of Post Termination Payments retained by Executive (taking into account such excise tax) would be less than the net amount of Post Termination Payments retained by Executive if the Post Termination Payments were reduced or eliminated as described in this Section 4.8, then the Post Termination Payments shall be reduced or eliminated until no portion of the Post Termination Payments is subject to excise tax, or the Post Termination Payments are reduced to zero. For purposes of this limitation (i) no portion of the Post Termination Payments the receipt or enjoyment of which Executive shall have waived in writing prior to the date of payment following termination of the Post Termination Payments shall be taken into account, (ii) no portion of the Post Termination Payments shall be taken into account which in the opinion of Executive's Tax Counsel does not constitute a "parachute payment" within the meaning of


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section 280G(b)(2) of the Code, (iii) the Post Termination Payments shall be reduced only to the extent necessary so that the Post Termination Payments (other than those referred to in clauses (i) and (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code or are otherwise not subject to excise tax, in the opinion of Executive's Tax Counsel, and (iv) the value of any non-cash benefit and all deferred payments and benefits included in the Post Termination Payments shall be determined by the mutual agreement of the Company and Executive in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

      5.    Equity.

            5.1 Issuance of Equity. (a) As promptly as possible (but in any event within ten business days after the consummation of the transactions contemplated by the Equity Purchase Agreement), Parent shall issue to Executive 2% of the fully-diluted equity of Parent (including the Purchased Shares (as defined below)) (the "Bonus Shares"), and shall deliver to Executive a certificate representing the Bonus Shares registered in the name of Executive. Executive at his option may purchase up to 2% of the fully-diluted equity of Parent (including the Bonus Shares) (the "Purchased Shares") for the price, terms, and conditions such equity is purchased by GE Equity Investors II, L.P. ("Green"), and Parent shall deliver to Executive a certificate representing the Purchased Shares registered in the name of Executive. At Executive's request, the Company shall loan (the "Equity Loan") Executive up to 50% of the purchase price of the Purchased Shares specified by Executive. The Equity Loan shall bear interest at a rate equal to applicable federal rate for loans of the same maturity as of the date on which the Equity Loan is made and the outstanding principal balance of the Equity Loan, together with all interest accrued thereon, shall be due and payable in full on the earlier of (i) a Change of Control or (ii) January 1, 2001. The Executive may at any time make full or partial prepayments of principal amounts due on the Equity Loan without penalty or premium. The Bonus Shares and the Purchased Shares are collectively referred to herein as the "Executive Shares". Upon issuance, the Executive Shares shall be validly issued, fully paid and nonassessable. The Company agrees that it shall pay when due and payable any and all Federal and state taxes (including, but not limited to, income taxes) which may be payable by the Company, Parent or Executive in respect of the issuance and receipt of the Executive Shares or the certificates therefor. The amount of such payments shall be "grossed-up" by an amount sufficient to pay any Federal or state income taxes payable by Executive as a result of the inclusion of such payments (including, but not limited to, the amount of the "gross-up") in Executive's compensation for Federal and state income tax purposes.

                  (b) In the event that prior to the expiration of the initial three year term, Executive's employment with the Company is terminated for any reason, Parent shall have the option to repurchase, at the prices described in
(c) below (the "Repurchase Price"), the number and type of Executive Shares determined in accordance with the following:


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                        (i)   with respect to fifty percent (50%) of the Bonus
                  Shares and fifty percent (50%) of the Purchased Shares, Parent's repurchase rights shall be terminated pro rata on a daily basis over the initial three year Term; and

                        (ii) with respect to fifty percent (50%) of the Bonus Shares and fifty percent (50%) of the Purchased Shares, Parent's repurchase rights shall be terminated annually as to one-third of such Bonus Shares and Purchased Shares, respectively, based on achieving the performance standards established in accordance with Section 2.2 (it being the intention of the parties that such termination of repurchase rights shall be determined on an incremental basis (rather than on an "all or nothing" basis so that even if such performance standards are not fully achieved in any fiscal year an agreed-upon percentage of the repurchase rights with respect to the applicable Bonus Shares and Purchased Shares shall be terminated upon attaining agreed-upon percentages of such performance standards) and cumulative from year-to-year (so that if performance standards are exceeded in any fiscal year by agreed-upon percentages, an agreed-upon percentage of the repurchase rights that did not terminate in a prior fiscal year during the Term may terminate in the fiscal year in which the performance standards are exceeded).

If the Executive delivers to Parent a certificate representing more than the Executive Shares to be surrendered pursuant to this paragraph, Parent shall deliver to Executive a certificate representing the Executive Shares not surrendered for cancellation as soon as possible after such surrender (but in any event within three business days).

                  (c) If Executive's employment is terminated (i) by the Company without Cause in accordance with the provisions of Section 3.3, (ii) by Executive for Good Reason in accordance with the provisions of Section 3.4 or
(iii) because of death or Disability of the Executive in accordance with the provisions of Section 3.1 or 3.5, respectively, the Repurchase Price shall be the fair market value of the equity being repurchased (without discount for lack of liquidity or minority interest) as determined by an appraiser (whose fees and expenses shall be borne by Parent) mutually agreeable to Parent and Executive (or, if applicable, Executive's personal or legal representative, executor or administrator). In the event that Parent repurchases any securities from Executive for a Repurchase Price calculated pursuant to the preceding sentence and within one year of the consummation of such repurchase a Change of Control or a public offering of securities of Parent or the Company is consummated for a consideration per share that exceeds the amount received by Executive ("Adjustment Event"), Executive shall receive from Parent within 10 days of the consummation of such Adjustment Event cash in an amount equal to the amount that Executive would have received following such Adjustment Event had the repurchase rights not been previously exercised minus the amount Executive previously received in connection with the repurchase. If the Executive's employment is terminated. (i) by the Company for Cause or (ii) by the Executive for any reason other than Good Reason, the Repurchase Price shall be the price paid by Executive for the Executive Shares.


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                  (d)   The provisions of paragraphs (b) and (c) shall cease to
be effective immediately upon the consummation of an initial public offering of securities of Parent or the Company.

                  (e)   The number of shares referred to in paragraphs (a) and
(b) will be proportionately adjusted in the event the Common Stock of Parent is combined into a lesser number or subdivided into a greater number.

                  (f) Parent must exercise its option under Section 5(b), if at all, by written notice to Executive within 30 days after Executive's employment with the Company is terminated. To the extent not exercised within the 30 day period, Parent's option shall lapse. The repurchase option, if exercised by Parent, must be exercised pro rata between Bonus Shares and Purchased Shares (i.e., one-half of any shares repurchased must be Bonus Shares and one half of any shares repurchased must be Purchased Shares).

            5.2 Stockholders Agreement. Executive, Parent and Green shall enter into a mutually agreeable Stockholders Agreement (the "Stockholders Agreement") within 30 days after the date hereof pursuant to which (i) Parent grants Executive Parent-paid piggyback registration rights with respect to the Executive Shares on a pro rata basis with Green, (ii) Parent grants Executive the right to purchase his pro rata share of issuances of equity securities of Parent issued after the date hereof, (iii) Green grants tag-along rights to Executive in connection with the sale by Green of any equity of Parent and (iv) Parent agrees to take, and cause the Company to take, all actions necessary to carry out the terms of this Agreement.

      6. Board of Directors. (a) Parent agrees that at all times during the Term Executive shall be a member of the Board of Directors of Parent ("Parent Board") and the Board of Directors of each subsidiary of Parent (a "Subsidiary Board").

                  (b) In the event that at any time, or from time to time, during the Term the Parent Board or any Subsidiary Board establishes an executive or similar committee of the Parent Board or a Subsidiary Board charged with executive functions or responsibilities, Parent agrees that Executive will be a member of such committee.

      7.    Miscellaneous.

            7.1 Successors and Assigns: Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place.

                  (b) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die


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while any amounts remain unpaid hereunder, including any amounts which would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's spouse or if Executive does not have a living spouse at such time, to Executive's estate.

                  (c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that the duties of Executive hereunder are personal to Executive and may not be delegated by him.

            7.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois concerning contracts made and to be wholly-performed in such state, without regard to conflicts of law principles. Any suit, action or proceeding brought concerning or relating to this Agreement or the rights and obligations hereunder, whether in contract, tort, equity or otherwise, shall be brought exclusively in the state or federal courts sitting in Cook County, Illinois (regardless of whether any tribunal in any other jurisdiction also has jurisdiction over the subject matter hereof or the parties hereto). Each party hereto waives any claim or defense that such forum is not convenient or proper. Each party hereto agrees that any such Cook County, Illinois court shall have in personam jurisdiction over it, consents to service of process by notice delivered in accordance with the terms of this Agreement or in any other manner authorized by Illinois law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

            7.3 Waivers. The waiver by either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

            7.4 Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, upon mailing by registered or certified mail, postage prepaid, return receipt requested, or upon delivery to an overnight courier as follows:


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      If to Parent or the Company, to:

            Liberty Group Publishing, Inc,
            ______________________________
            ______________________________
            Attention: ___________________

      with a copy to:

            Mayer Brown & Platt
            190 South LaSalle Street
            Chicago, Illinois 60603
            Attention: ___________________

      If to Executive, to:

            Kenneth L. Serota
            1325 Sunburst Lane
            Northbrook, Illinois 60062

      with a copy to:

            Katten Muchin & Zavis
            525 West Monroe Street
            Suite 1600
            Chicago, Illinois 60661-3693
            Attention: Kenneth W. Miller, Esq.

or to such other address as may be specified in a notice given by one party to the other party hereunder.

            7.5 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.

            7.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

            7.7 Legal Fees and Expenses. (a) The Company shall pay, or reimburse Executive for, the legal fees and expenses of counsel to Executive in connection with the preparation, negotiation, execution and delivery of this Agreement.

                  (b) In the event Parent or the Company has failed to comply with any of its obligations under this Agreement, or in the event that the Company, Parent or any other person takes any action to declare this Agreement void or unenforceable, in whole or in part, or institutes any litigation designed to deny, or to recover from, Executive any benefits intended to be provided to Executive hereunder (a "Covered Claim"), the Company shall pay, or reimburse Executive for, all costs and expenses (including reasonable attorneys' fees and court costs) incurred by the Executive in connection with the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction (collectively, "Actions'), with respect to a Covered Claim unless and until it shall be ultimately determined that neither the Company nor Parent has failed to comply with any of its obligations under this Agreement. The Company shall advance to, or reimburse, Executive within 30 days after each written request therefor any and all attorneys' and related fees and expenses incurred or to be incurred by Executive in connection with Actions with respect to Covered Claims at any time after the earlier of (i) the disposition of such Covered Claim or (ii) such time as Executive has paid $100,000 of fees and expenses in the aggregate with respect to such Covered Claim. Prior to the disposition of a Covered Claim, the Company shall advance to, or reimburse, Executive only for fees and expenses in excess of the first $100,000 of fees and expenses which is paid by Executive. Unless Executive becomes obligated to pay or reimburse the Company for costs and expenses as provided in the following sentence, upon the disposition of a Covered Claim the Company shall reimburse Executive promptly for the first $100,000 of fees and expenses paid by Executive with respect to such Covered Claim. Executive agrees that he will reimburse the Company for all attorneys' and related fees and expenses received by Executive from the Company under the provisions of this Section 7.7 and pay or reimburse the Company or Parent for all costs and expenses (including reasonable attorneys' fees and court costs) incurred by the Company or Parent in connection with Actions with respect to a Covered Claim in the event and only to the extent that it shall be ultimately determined that the Company has not failed to comply with any of its obligations under this Agreement.

            7.8 Indemnification. The Company shall indemnify and hold harmless Executive from any claim asserted against him as an employee, officer or director of the Company or any of its subsidiaries, or as director, officer or partner of any other enterprise if Executive serves or served in such capacity at the request of the Company, to the fullest extent permitted. by applicable state laws. Expenses incurred by Executive in connection with any such claim shall be paid by the Company in advance upon the written request of Executive. Executive shall reimburse the Company for such expenses in the event and only to the extent that it shall be ultimately determined that Executive is not entitled under applicable state law to be indemnified for such expenses.

            7.9 Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person.

            7.10 Entire Agreement. This Agreement, together with the agreements executed in connection herewith, constitutes the entire agreement between the parties, and supersedes all prior oral or Written understandings between the parties, relating to Executive's employment, other than the provisions set forth under the heading "Employment Protections" in that certain Term Sheet delivered by Executive to Leonard Green and Partners, L.P. (the "Term Sheet"), which provisions shall survive the execution of this Agreement, until the consummation of the transactions contemplated by that certain Equity Purchase Agreement to which the Company is a party, dated as of November _, 1997 (the "Equity Purchase Agreement"), and the termination of this Agreement pursuant to Section 7.12.

            7.11 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

            7.12 Termination. In the event the transactions contemplated by the Equity Purchase Agreement are not consummated prior to February 28, 1998, this Agreement shall terminate, except that the Company's obligation to pay Executive salary pursuant to Section 2.1 for the period commencing on the Commencement Date and ending on the date of termination of this Agreement and to reimburse Executive for expenses pursuant to Sections 2.6 and 7.7 shall survive the termination of this Agreement.




                  (Remainder of page intentionally left blank.
                            Signature page follows.]

      The parties hereto have executed this Agreement on the date and year first above written.

                                       LIBERTY GROUP OPERATING, INC.


                                       By:  /s/ Gregory J. Annick
                                          --------------------------------------
                                       Title: President
                                             -----------------------------------

                                       LIBERTY GROUP PUBLISHING, INC.


                                       By:  /s/ Gregory J. Annick
                                          --------------------------------------
                                       Title: President
                                             -----------------------------------
                                        /s/ Kenneth L. Serota
                                       -----------------------------------------
                                       KENNETH L. SEROTA


      The undersigned, LEONARD GREEN & PARTNERS, L.P. ("Green"), agrees (i) to cause GE Equity Investors II, L.P. to execute the Stockholders Agreement (as defined in the Employment Agreement set forth above), (ii) to advance to the Company funds to enable the Company to satisfy its obligations under this Agreement to be performed prior to the consummation of the transactions contemplated by the Equity Purchase Agreement and (iii) to honor the provisions set forth under the heading "Employment Protections" in the Term Sheet (as defined in the Employment Agreement).


                                       LEONARD GREEN & PARTNERS, L.P.
                                       By:  L & P Management, Inc.
                                            its General Partner
                                       By: /s/ Gregory J. Annick
                                          --------------------------------------
                                       Title:   Vice President
                                              ----------------------------------